Exhibit 10.32

LEASE AGREEMENT

Between

CORPOREX INVERNESS, LLC

LANDLORD

and

OnCURE MEDICAL CORP.

TENANT

TABLE OF CONTENTS

1.	PREMISES
2.	TERM
3.	CONDITION OF AND IMPROVEMENTS TO PREMISES
4.	OCCUPANCY PRIOR TO TERM
5.	SECURITY DEPOSIT
6.	BASE RENT
7.	ESCALATION OF BASE RENT
8.	ADDITIONAL RENT
9.	SERVICES AND UTILITIES
10.	USE OF PREMISES
11.	PARKING
12.	CONTINUANCE OF OCCUPANCY
13.	REPAIRS/RESTORATION
14.	ALTERATIONS
15.	FIXTURES AND UNAUTHORIZED USE OF PREMISES
16.	WARRANTY OF QUIET ENJOYMENT
17.	INTERRUPTION OF SERVICE
18.	RIGHTS RESERVED BY LANDLORD
19.	FIRE OR OTHER CASUALTY
20.	INSURANCE
21.	INDEMNIFICATION
22.	BROKER’S COMMISSION
23.	SUBORDINATION AND ATTORNMENT
24.	ASSIGNMENT AND SUBLETTING
25.	EMINENT DOMAIN
26.	ESTOPPEL CERTIFICATE
27.	DEFAULT; REMEDIES UPON DEFAULT
28.	HOLDING OVER
29.	REDELIVERY OF PREMISES
30.	CUMULATIVE REMEDIES
31.	INTEREST ON PAST DUE OBLIGATIONS
32.	ATTORNEYS’ FEES
33.	NOTICES
34.	LANDLORD’S LIABILITY
35.	INCORPORATION OF PRIOR AGREEMENTS; AMENDMENTS
36.	WAIVERS
37.	SEVERABILITY
38.	RECORDING
39.	BINDING EFFECT
40.	AUTHORITY
41.	CONFLICT

TABLE OF CONTENTS

42.	GOVERNING LAW; FORUM
43.	JOINT AND SEVERAL OBLIGATIONS
44.	INTENTIONALLY DELETED
45.	MECHANIC’S LIEN
46.	FINANCIAL STATEMENTS
47.	JOINT VENTURE
48.	HAZARDOUS SUBSTANCES
49.	RIGHT OF FIRST REFUSAL
50.	RIGHT OF FIRST OFFER
51.	RENEWAL OPTION
52.	ADDITIONAL EXHIBITS
53.	FURNITURE
54. STORAGE SPACE

EXHIBITS

A.	PREMISES
B.	DEVELOPED PARCEL
C.	ALTERATIONS AND IMPROVEMENTS
D.	SCHEDULE OF RENT
E.	CLEANING, JANITOR AND ROUTINE MAINTENANCE SERVICE
F.	RULES AND REGULATIONS
G.	PARKING
H.	FURNITURE INVENTORY LIST
I. FORM OF LANDLORD’S WAIVER AND CONSENT

2

LEASE AGREEMENT

188 INVERNESS DRIVE WEST OFFICE BUILDING
ENGLEWOOD, COLORADO

THI LEASE AGREEMENT, hereinafter known as the “Lease,” entered into effect this 29th day of November, 2007, between Corporex Inverness, LLC, a Colorado limited liability company, whose principal place of business is 1125 17th Street, Suite 2300, Denver, CO 80202, hereinafter known as “Landlord,” and OnCURE Medical Corp., a Delaware corporation, whose principal place of business is 188 Inverness Drive West, Suite 650, Englewood, CO 80112, hereinafter known as “Tenant.”

WITNESSETH:

In consideration of the rent hereafter reserved and the covenants herein contained, each party to this Lease hereby agrees:

(1)          PREMISES:

Landlord does hereby lease and demise to the Tenant and Tenant does hereby take and rent from Landlord, the following premises:

Premises located on the 6’h floor known as Suite 650 of the office building located at 188 Inverness Drive West, Englewood, Colorado 80112, which, subject to adjustment in accordance with the terms below, shall contain approximately 13,000 rentable square feet as identified in the Preliminary Plans (as defined in Exhibit C) (the “Premises”). That portion which is leased to Tenant is designated on the floor plan attached as Exhibit “A” and is hereinafter known as the “Premises”. The entire building, of which the Premises form a part, is hereinafter known as the “Building”. The Building and other buildings which comprise Corporex Center at 188 Inverness Drive West, if any, are situated upon a tract of land hereinafter known as the “Developed Parcel,” which is more particularly described in Exhibit “B”. Landlord and Tenant hereby acknowledge and agree that the actual rentable area of the Premises shall be verified in accordance with the method of measurement described below and shall be identified in the Final Plans (as defined in Exhibit C). For purposes of this Lease, the actual rentable area of the Premises shall be determined by Landlord and shall be calculated as follows: the total usable area of the Premises determined according to the Building Owners and Managers Association International Standard Method for Measuring Floor Space in Office Buildings (ANSI/BOMA Z 65.1, 1996) multiplied by a factor of fifteen percent (15%) (the “Final Square Footage”). Upon determination of the Final Square Footage, the parties shall enter into an amendment to this Lease confirming the Annual and Monthly Base Rents identified in Exhibit D and Tenant’s Proportionate Share as defined in Article 8(a) below.

(2)          TERM:

The term of this lease shall be for five (5) years, and Tenant shall commence to pay rent for the Premises, on the earlier of the date Tenant takes occupancy of the Premises in accordance with Paragraph 4 for the purposes of doing business therein, or the later to occur of (i) March 1, 2008, or (ii) the date the Tenant Improvements described in Exhibit C are Substantially Completed, as that term is defined in Exhibit C (the “Commencement Date”). The term of this Lease shall be for sixty (60) months commencing upon the Commencement Date (the “Term”); provided, however, in the event the Term shall end on any day other than the last day of the final calendar month of the Term, the Term shall be deemed to terminate on the last day of such month, subject however to the terms of Paragraph (3) and further subject to any of the conditions or covenants of this Lease or pursuant to law.

(3)          CONDITIONS OF AND IMPROVEMENTS TO PREMISES:

(a) Immediately upon full execution of this Lease by all parties hereto, Landlord shall commence any alterations or improvements to the Premises indicated on the Final Plans as described on Exhibit “C.” Subject to Force Majeure as defined below, Landlord shall proceed diligently with said work and use its best efforts to complete same by March 1, 2008, if this Lease is fully executed and Tenant has provided Landlord with all required drawing approvals by November 30, 2007; but, if the alterations or improvements are not Substantially Completed or if the Premises are not available for occupancy by said date, Tenant shall have no claim against Landlord due to such delay, excepting only that subject to Tenant’s early occupancy of the Premises pursuant to the terms of Paragraph 4 of this Lease, the Term of this Lease shall not commence until the Tenant Improvements (as defined in Exhibit C) in the Premises is Substantially Complete such that Tenant may occupy the Premises and conduct its business therein, and the term shall expire sixty (60) months thereafter. Notwithstanding the foregoing to the contrary, if the Tenant Improvements is not Substantially Completed on or before April 30, 2008, then Tenant shall have the right to terminate this Lease upon written notice delivered to Landlord within ten (10) days thereafter. Failure of the Tenant to deliver said written notice of termination shall operate as a waiver of the right to terminate. “Substantial Completion” of construction of the Landlord’s Work shall be defined as the date upon which the Landlord’s architect or other consultant engaged by Landlord determines that the Landlord’s Work has been substantially completed in accordance with the Final Plans (as defined in Exhibit C), except for such items that constitute minor defects or adjustments which can be completed after occupancy without causing any material interference with Tenant’s use of the Premises (so called “Punch List” items). Any failure or delay in (a) the issuance of a Certificate of Occupancy, Temporary Certificate of Occupancy or other evidence of government approval, or (b) the timely completion of the alterations or improvements to the Premises required to be completed by Landlord hereunder, resulting from a Tenant Delay (as defined in Exhibit C) or Tenant’s failure to complete any work to be performed by Tenant at the

Premises or other delays in completion caused by Tenant and/or its employees, agents, or contractors, including without limitation, Tenant’s early access to the Premises as permitted pursuant to Paragraph 4 of this Lease, shall not be a basis to delay the Commencement Date.

Immediately after the actual Commencement Date of this Lease has been determined, if at variance with Paragraph (2), Landlord and Tenant shall execute a written instrument fixing the commencement and termination dates of this Lease.

Tenant taking possession shall be conclusive evidence that Premises were then in good order and satisfactory condition, except for the completion of Punch List items, if any.

Notwithstanding anything else to the contrary in this Paragraph (3), if Landlord is unable to complete the Tenant Improvements due to Tenant Delay (as defined in Exhibit C), then the Term of this Lease shall not be delayed.

Tenant shall not be responsible for payment of Monthly Base Rent (defined below) for any period prior to the Commencement Date.

As used herein “Force Majeure” shall mean the occurrence of any event, including, without limitation, strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental laws or regulations, riots, terrorist acts, war or any other action(s) which prevents, hinders or delays the performance by either Landlord or Tenant of any obligation imposed upon it pursuant to the Lease and/or this Paragraph (3). If either Landlord or Tenant shall be delayed, hindered or prevented from performance of any of its obligations pursuant to the Lease or this Paragraph (3) by reason of Force Majeure, the time for performance of such obligation shall be extended for a period equivalent to the period of such delay.

(4) OCCUPANCY PRIOR TO TERM:

If permitted by law, Tenant may at no cost to Tenant and without decreasing the rent abatement period described in Exhibit D, with Landlord’s prior approval which shall be deemed given by Landlord’s execution of this Lease, access the Premises for the period thirty (30) days prior to the Commencement Date to begin installation of Tenant’s cabling, wiring, work stations and similar fixtures and equipment; provided, however, Tenant’s activities shall not disrupt, delay or interfere with Landlord’s obligations to complete the Tenant Improvements in the Premises pursuant to this Lease, and further provided, Tenant shall carry and keep in full force and effect insurance reasonably required by Landlord during such period of early access. If permitted by law, Landlord may allow Tenant to occupy and conduct business in the Premises prior to the Commencement Date, in which case, Tenant shall carry and keep in full force and effect the insurance required under Paragraph 20 of this Lease and the Commencement Date shall be the date upon which Tenant first occupies and conducts its business on the Premises. Except as set forth herein, if Tenant occupies the Premises on a day other than the first day of the month, the Monthly Base Rent provided for in Paragraph (6) and the Additional Rent provided for in Paragraph (8) shall be adjusted and prorated so that Tenant shall only pay rent for the actual number of days in the month. Tenant shall also comply with all other terms and provisions of this Lease in the same manner as if the Term had, in fact, commenced.

(5)          SECURITY DEPOSIT:

Tenant shall deposit with Landlord upon execution hereof by Tenant and Landlord the sum of Eighty Six Thousand One Hundred Twenty Four Dollars and no/100 ($86,124.99), which sum is the equivalent of the Monthly Base Rent for the first three months of the initial Lease Term, as security for Tenant’s faithful performance of Tenant’s obligations hereunder as well as for any repairs and/or the cost of removal and/or storage of any furniture, fixtures, equipment or other personal property upon termination or expiration of this Lease (the “Security Deposit”). Unless otherwise expressly provided below, if Tenant fails to pay rent or other charges due hereunder after any applicable grace or cure period, or otherwise defaults with respect to any provision of this Lease, Landlord may use, apply or retain all or any portion of said deposit for the payment of any rent or other charge in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. Said Security Deposit shall not earn interest thereon for the benefit of Tenant. No trust relationship is created herein between Landlord and Tenant with respect to said Security Deposit. Notwithstanding the foregoing, provided there is no uncured Default by Tenant with respect to any provision of this Lease, Landlord shall refund to Tenant that portion of the Security.Deposit not otherwise applied by Landlord in accordance with the terms of this Paragraph 5, totaling one month of the Monthly Base Rent within thirty (30) days following the commencement of the twelfth (12th) month of the Lease Term and again within thirty (30) days following the commencement of the twenty-fourth (24th) month of the Lease Term. The amount of any remaining Security Deposit shall be applied by Landlord to the Monthly Base Rent due during the thirty-seventh (37) month of the Lease Term The amount of any remaining Security Deposit, if any, shall be returned to Tenant within sixty (60) days following expiration or termination of this Lease.

(6)          BASE RENT:

(a) As Annual Base Rent for the use and occupancy of the Premises during the initial term, Tenant shall pay to Landlord rent pursuant to the schedule attached as Exhibit “D.”

The Annual Base Rent is to be payable in equal monthly installments, (the “Monthly Base Rent”) in advance on the first day of each and every month during the initial or extended Term of this Lease, except that Tenant shall pay the first installment of Monthly Base Rent upon the execution of this Lease.

(b)         Tenant agrees to pay as supplemental base rent for the use of said Premises an amount equal to eight percent (8%) of any Monthly Base Rent payment which is not received by Landlord within five (5) business days of the date said Monthly Base Rent is due. Said supplemental base rent shall be in addition to any other amounts due under this Lease.

(c)          Rent shall be mailed by Tenant to Landlord at Landlord’s principal place of business or at such other place as Landlord may designate in writing. Rent shall be payable in accordance with the terms of this Lease, and unless otherwise expressly set forth herein, without deduction or setoff or prior demand thereof by Landlord, and irrespective of the terms of any notice or complimentary invoice which Landlord may or may not elect to provide to Tenant. All payments shall be in U.S. dollars, in cash or by check, all checks subject to collection.

(7) ESCALATION OF BASE RENT:

(a)          At the beginning of and for each Lease Year, as hereinafter defined, commencing with the first month of the second Lease Year, the Annual Base Rent (and the corresponding Monthly Base Rent as defined in Paragraph (6)(a) and set forth in Exhibit “D”) shall be adjusted in accordance with the terms of Exhibit “D”.

(b)         As used herein, the term “Lease Year” shall be as defined in Exhibit “D.”

(8) ADDITIONAL RENT:

(a)          If, in any calendar year or partial calendar year during the Term hereof (or renewal periods, if any) the Operating Expenses, as hereinafter defined, of the Building and the Developed Parcel should exceed Seven Dollars and 51/100 ($7.51) per rentable square foot of area therein (being the Operating Expenses per rentable square foot in 2007) (such excess being hereinafter referred to as the “Operating Expense Differential”), then as Additional Rent for that year, or partial calendar year, Tenant shall pay its Proportionate Share of the Operating Expense Differential all in accordance with the terms herein. “Proportionate Share” shall be 5.2035% (13,000 rentable square feet in the Building divided by 249,828 rentable square feet in the Building). Notwithstanding the foregoing to the contrary, Tenant shall not be required to pay its Proportionate Share of Operating Expenses for the months of March, April and May, 2008.

(b)         At the Commencement Date, or prior to or at the commencement of any calendar year during the Term, Landlord shall deliver to Tenant a written estimate of any Additional Rent (such expense being hereinafter referred to as “Estimated Operating Expense Differential”) which may be due hereunder during the calendar year in which this Lease commences or for any such succeeding calendar year as the case may be. For each month, Tenant shall pay 1/12 of the amount of the Estimated Operating Expense Differential for that particular calendar year in addition to the Monthly Base Rent.

(c)  Landlord shall deliver to Tenant statements showing the actual Operating Expenses of the Building and the Developed Parcel and Tenant’s Proportionate Share thereof (hereinafter referred to as “Statement of Actual Adjustment”) within one-hundred twenty (120) days after the end of any calendar year in which Estimated Operating Expense Differential was paid by Tenant or due Landlord under the provisions hereof, provided, however, any delay in delivery of such Statement of Actual Adjustment shall not be grounds for any claim by or on behalf of Tenant. Within thirty (30) days after the delivery by Landlord to Tenant of such Statement of Actual Adjustment, Tenant shall pay to Landlord the amount by which the actual adjustment exceeds the amount paid by Tenant as Estimated Operating Expense Differential during said previous calendar year, or Landlord shall credit Tenant the amount by which the Estimated Operating Expense Differential exceeded the Statement of Actual Adjustment, or in the event this Lease shall have expired, Landlord will remit to Tenant the excess within said thirty (30) day time frame. Within sixty (60) days after receipt of the Statement of Actual Adjustment, Tenant, at its own cost and expense and at the offices of the Landlord in Denver, Colorado, where books and records for the Building are maintained or at such other place as Landlord may reasonably designate in Denver, Colorado, may examine Landlord’s books and records relating to the Operating Expenses to determine the accuracy of the statement in question. The cost of any audit, including the costs and expenses of services provided by Landlord’s employees or representatives, reasonable administrative costs, costs of copies, and such, shall be borne and paid by Tenant unless such audit determines that Landlord’s statement has overcharged Tenant by more than five percent (5%). If Landlord and Tenant cannot mutually agree upon a settlement of a disputed overcharge within ten (10) days of Tenant’s review, the parties shall select a mutually acceptable independent, certified public accountant to review the records at Tenant’s expense, and the decision of such accountant shall be final and binding upon the parties. Landlord shall pay the fee of such independent accountant and reimburse Tenant for Tenant’s reasonable costs and expenses (not to exceed Two Thousand Five Hundred Dollars ($2,500.00)) in the event such accountant determines that Landlord’s statement has overcharged Tenant by more than five percent (5%); provided, however, under no circumstances shall Landlord pay any fees, costs or expenses relative to an audit performed on a contingency basis. Tenant shall pay the fee of such independent accountant and reimburse Landlord for Landlord’s costs and expenses of such audit in all other events. In any event (whether the audit shows an overcharge or an undercharge), the Tenant’s share of Operating Expense Differential shall be adjusted to correspond with the figures determined in the audit. Further, Tenant shall have no right to audit the books and records of Landlord during any period that Tenant is in default under the terms of this Lease beyond any applicable grace or cure period. Tenant, its agents and representatives, agree that all information of any nature or kind provided or disclosed by Landlord during any such audit shall be held in strict confidence.

(d)         The computations set forth in this Paragraph shall be made on a calendar year basis except if this Lease commences on a day other than the first day of a calendar year or terminates on a day other than the last day of a calendar year, in such event the computations shall be made on the basis of the proportion that the number of days that this Lease was in effect for such calendar years bears to 365.

(e)          For the purposes of this Lease, Operating Expenses shall mean any and all commercially reasonable costs paid or incurred in connection with the operation, servicing, maintenance and repair of the Building and the Building’s proportionate share of Operating Expenses incurred in connection with the maintenance, repair and cleaning of areas within the Developed Parcel, which shall include, but not be limited to the following:

(i) All real estate taxes, assessments, governmental levies, county taxes or any other governmental charge, ordinary or extraordinary, unforeseen as well as foreseen, of any kind or nature whatsoever which are or may be assessed or imposed upon the Building and the Developed Parcel or upon rents collected by Landlord under the laws of the United States, Arapahoe County or the State of Colorado, as a substitute in whole or in part for taxes payable or hereinafter imposed on the Building and the Developed Parcel or resulting from or due to any change in method of taxation, but excluding any income, franchise, excise, corporation, estate, inheritance, succession, capital stock or transfer tax levied on Landlord to the extent that it is not a substitute in whole or in part for real estate taxes. For purposes of this paragraph, real estate taxes, assessments, governmental levies, county taxes or any other governmental charge shall be prorated to the Tenant based on the period of time indicated on the tax bill rather than the period of time in which it was paid. For example, if real estate taxes for Lease Year 1 are actually paid by Landlord in Lease Year 2 (i.e. the billing is in arrears) Tenant shall remain responsible via an Operating Expense adjustment for its proportionate share of the amount paid in Lease Year 2 indicated for the Lease Year 1 period. The foregoing shall also apply with respect to any other Operating Expenses paid in arrears.

(ii) Compensation provided in the form of wages, salaries, fees and such other compensation and benefits (including insurance, welfare, pension or similar fund payments, retirement, vacation, holiday, sick pay and other fringe benefits) as well as any adjustments thereto for the following classes of employees, employees of agents, or agents of Landlord performing services rendered in connection with the management, operation and maintenance of the Developed Parcel and/or the Building, and to the extent time is shared by such employee, the compensation attributed to such employee shall be equitably allocated;

a.             Building Manager;

b.             Assistant Building Manager(s);

c.             clerical and accounting staff;

d.             window cleaners, porters, janitors, cleaners, dusters, sidewalk shovelers and miscellaneous handymen;

e.             security personnel, gardeners, caretakers and persons engaged in patrolling and protecting the Building;

f.              engineers, mechanics, electricians, plumbers and persons engaged in the operating and maintenance of the heating, air conditioning, ventilating, plumbing, electrical and elevator systems of the Building; and

g.             carpenters, plasterers, painters and other persons engaged in connection with the management, operating and maintenance of the Building.

(iii)         The uniforms of employees specified in subdivision (ii) above and the cleaning, pressing and replacement thereof.

(iv)        Payroll taxes, including federal and state unemployment taxes and social security taxes and any other such taxes that may be created, payable in connection with the employment of any of the employees specified in subdivision (ii) above.

(v) Premiums and other charges incurred by Landlord with respect to the following insurance (listed below) on employees specified in subdivision (ii) above, and on the Building and the Developed Parcel as required by Paragraph (20), and, if Landlord elects to self insure some or all of the risks as would normally be covered by insurance, an amount deemed by Landlord in its reasonable discretion to be equal to the amount which would have been incurred if insurance had been purchased (but, in any event, in an amount consistent with amounts paid for other comparable Class A office buildings in the Denver Metro Area):

a.             fire; extended coverage, including windstorm, hail, explosion, riot, rioting attending a strike, civil commotion, aircraft, vehicle and smoke; all risk; and terrorism;

b.             public liability;

c.             elevator;

d.                                      boiler damage, water damage, legal liability, and pilferage on equipment and materials for the Building and the Developed Parcel;

e.                                       workmen’s compensation as required under applicable state law and employer’s liability for the employees specified in subdivision (ii) above;

f.                                         health, accident, disability and group life on employees enumerated in subdivision (ii) above as therein qualified; and

g.                                      other insurance which Landlord reasonably deems necessary for a first class office building would carry or which the holder of any mortgage affecting the Building or the Building and the Developed Parcel might require to be carried under the terms of such mortgage.

(vi)                              Costs or premiums incurred for electricity, steam, gas, water or other utilities or fuels required in connection with the operation and maintenance of the Building and the Developed Parcel.

(vii)                           Water and sewer charges.

(viii)                        Repairs or maintenance of the Building and the Developed Parcel and the cost, repair or replacement of supplies, tools, communication devices (including those incidental to monitoring of systems from remote locations) materials and equipment used in connection therewith.

(ix)                                Charges of any independent contractor incurred in connection with operating, maintaining or repairing the Building and its appurtenances, including inspection and servicing of elevator, electrical, plumbing and mechanical equipment, energy management systems and security monitoring systems; and the furnishing of cleaning and janitorial services, base concierge services, if any, and the cost of materials, tools, supplies and equipment used in connection thereof.

(x)                                   Sales, use and excise taxes on goods and services purchased or provided by Landlord to properly manage, operate and maintain the Building and the Developed Parcel.

(xi)                                License, permit and inspection fees.

(xii)                             Auditor’s fees for public accounting with respect to the Building and/or the Developed Parcel.

(xiii)  Legal fees of outside or special counsel retained by Landlord in connection with proceedings for the reduction of real estate taxes, labor relations, or other matters to the extent that the same shall be of general benefit to all tenants in the Building.

(xiv)                         Cost of telephone, telegraph, postage, stationery supplies and other materials required for routine operation of the Building Manager’s office.

(xv)                            Association dues.

(xv)  Commercially reasonable management fees not exceeding three percent (3%) of the of gross rental income derived solely from the Building.

(xvi)                         Restroom keys, security passes, directory strips, control cards.

(xvii)                      Amortization of capital improvements which will improve Building operating efficiencies or which may be required by governmental authorities, amortized with interest at the rate of ten percent (10%) per annum over the useful life of the capital improvement.

(xviii)                   Such other expenses and costs of any nature whatsoever, whether or not herein mentioned as are customary in the commercial real estate market where the Premises are located, which would be construed as an operating expense by Landlord in its commercially reasonable discretion and in accordance with sound commercial real estate accounting practices.

(f)            Notwithstanding anything contained in Subparagraph (e), no expense incurred for the following shall be included in Operating Expenses.

(i)                                     Any repairs to the Building including the Premises where the occurrence causing the damage or loss necessitating repair is reimbursed by insurance carried by, or required to be carried by, Landlord.

(ii)                                  Leasing or procuring new tenants including leasing commissions paid to agents of Landlord or other brokers.

(iii)                               Renovating space for new tenants or in renovating space vacated by any tenant.

(iv)                              Income, capital stock, estate or inheritance taxes payable by Landlord, provided the same shall not have been levied as a substitute for or supplement to real property taxes.

(v)                                 Cost of utilities charged to tenants and any portion of Landlord’s payroll, material and contract costs of other services charged to tenants.

(vi)                              Costs incurred by Landlord for Tenant’s alterations.

(vii)                           Cost of painting and decorating the premises of other tenants.

(viii)                        Depreciation of the Building or Developed Parcel.

(ix)                                Cost of capital improvements (except as set forth in (e)(xviii) above).

(x)                                   Interest on debt or amortization payments on any mortgage or mortgages or deed of trust.

(xi)                                Any cost or expense of any nature whatsoever which Landlord shall incur in connection with the operation of the Building which is specifically reimbursed to the Landlord from any source, charged directly to the tenant on whose behalf it is incurred (whether or not the same shall fmally be paid), or for which Landlord is otherwise compensated or recoups such expense by way of setoff, reduction of recovery allowed, or otherwise.

(xii)                             Fees for negotiating leases, collecting rents, evicting tenants or costs incurred in legal proceedings with or against any tenant or to enforce the provisions of this Lease.

(xiii)                          the cost of the initial construction of the Building or any additions to the Building subsequent to the date of original construction or any improvements, alterations or refurbishing of space leased to other tenants of the Building.

(xiv)                         cost of any work or service performed for any tenant (including Tenant) at such tenant’s cost, or in excess of the services provided to Tenant by Landlord pursuant to the terms of this Lease.

(xv)                            cost of correcting defects in design or construction of the Building.

(xvi)                         any expenses for repairs or maintenance which are covered by warranties and service contracts, to the extent such maintenance and repairs are made at no cost to Landlord.

(xvii)                      legal expenses, accounting expenses or other professional fees arising out of the ownership or sale of the Building or the construction of the improvements on the land or the enforcement of the provisions of any lease affecting the land or the Building, including this Lease

(xviii)                   costs paid to any affiliates or parties related to Landlord for services or materials in excess of the amount which would be paid to an unrelated third party at market prices for such services or materials

(xix)                           the cost of overtime or other expense to Landlord in curing its defaults.

(xx)                              any amounts payable by Landlord by way of indemnity for damages or which constitute a fine or penalty, including interest or penalties for any late payment.

(xxi)                           repairs or construction necessitated by violations of laws in effect and requiring compliance as of the date of this Lease.

(xxii) charitable, lobbying, special interest or political contributions.

(g)      If at any time during the term of this Lease the occupancy of the Building is less than one hundred percent (100%) of its capacity, then for the purpose of this Paragraph, the Operating Expenses per rentable square foot of rentable floor space shall nevertheless be computed as if the Building were the greater of: (i) ninety-five percent (95%) occupied, or (ii) the actual occupancy rate.

(h)    The obligations of Landlord and Tenant under this Paragraph shall survive the expiration or other termination of this Lease.

(i)        All costs and expenses which Tenant assumes or agrees to pay to Landlord pursuant to this Lease shall be deemed additional rent, and, in the event of nonpayment, Landlord shall have all the rights and remedies herein provided for in case of nonpayment of rent.

(j)        In no event will the Annual Base Rent be reduced below the amount in Paragraph (6) and (7) as a result of any adjustments pursuant to this Paragraph.

(9)                                  SERVICES AND UTILITIES:

(a) The Landlord hereby covenants and agrees to maintain in good condition and repair the foundation, floors, roof, elevators, exterior masonry walls of the Building and all common areas in the Building and on the Developed Parcel, as well as sewer, water and other pipes and conduits located beyond the boundaries of the Premises; and to make all repairs becoming necessary by reason of any structural defects in the Building; provided, however, that Landlord shall not be required to make any repairs necessitated by reason of any act or omission of Tenant, its officers, agents, employees, visitors, or anyone claiming under Tenant, or caused by any alteration, addition, or improvement made by Tenant or anyone claiming under Tenant, and that if Landlord does make any such repairs Tenant shall promptly, upon demand, reimburse to Landlord the cost thereof.

(b) The Landlord shall maintain, operate and repair heating, ventilation, air conditioning, plumbing and sprinkler systems (hereinafter known as the “Systems”) and shall provide:

(i)                  Heating, ventilating and air conditioning in the Premises at the temperature required for reasonably comfortable occupancy of the Premises during Normal Business Hours (that is, daytime hours of 7:00 a.m. through 6:00 p.m. weekdays and 8:00 a.m. to 1:00 p.m. on Saturdays, excluding Sunday and Holidays (New Years Day, Thanksgiving Day, Memorial Day, Independence Day, Christmas Day and Labor Day)). Because of Systems requirements, if Tenant shall require air conditioning or heating service at any other time, Landlord shall furnish such “after hours” air conditioning or heating service upon reasonable advance notice from Tenant and Tenant shall pay the actual cost incurred by Landlord therefore which is currently estimated to be $75.00 per hour. A minimum charge for two (2) hours of “after hours” service will be made for any such service.

Use of the Premises (or any part thereof) in a manner exceeding the designed conditions therefor for air conditioning services, or rearrangement of partitioning which interferes with normal operation of the Systems, or use of computer or data processing machines may require changes in the Systems service for the Premises.

Such changes so occasioned for the Premises shall be made by Tenant at its expense but subject to Landlord’s reasonable approval. Tenant agrees to cooperate through the use of lowered or closed Venetian blinds or other window coverings whenever required for proper operation of the Systems.

(ii)               Cold water for drinks, lavatory and toilet purposes and hot water for lavatory purposes.

(c) The Landlord shall provide electricity consumed in the Premises for normal lighting, air conditioning and operation of the Tenant’s normal office equipment only. However, Landlord shall not be liable in any way to Tenant for any failure or default in supply or character of electric current furnished to the Premises. Notwithstanding the foregoing, if the interruption is due to the negligence or intentional misconduct of Landlord and lasts for two (2) consecutive business days, Tenant shall have the right to abate the monthly Basic Annual Rent payable hereunder on a per diem basis for each day that such interruption continues due to the negligence or intentional misconduct of Landlord, and if such interruption continues for thirty (30) days, Tenant, upon written notice to Landlord delivered at any time after such thirtieth (30th) day and before the service is restored, shall have the right to terminate this Lease. Landlord shall supply the Premises with required lamps, bulbs, ballast, starters, and replacements thereof in the ordinary course of business, with Tenant’s cooperation, through proper communication of need for said replacement items. Tenant’s use of electric current in the Premises shall not at any time exceed the capability of the electrical conductors and equipment in or otherwise servicing the Premises. Tenant shall not make or perform or permit any alterations to wiring, installations, lighting fixtures or other electrical facilities in any manner without the prior written consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed. In each instance, should Landlord grant any such consent for additional risers or other equipment required thereof, such equipment shall bO installed by Landlord or Landlord’s approved agent and the cost thereof shall be paid by Tenant upon Landlord’s demand.

(d)                            Tenant will not install or operate in the Premises any heavy duty electrical equipment or machinery, without first obtaining prior written consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the terms of this Lease, Landlord may make periodic inspections of the Premises at reasonable times to determine that Tenant’s electrically operated equipment and machinery complies with the provisions of this section and to review for excessive heat generation.

Upon reasonable grounds therefor, Landlord may require that one or more separate meters be installed to record the consumption or use of electricity, or shall have the right to cause a reputable independent electrical engineer to survey and determine the quantity of electricity consumed by such excessive use. The actual cost of any such survey or meters and of installation, maintenance and repair thereof shall be paid for by Tenant. Tenant agrees to pay Landlord (or the utility company, if direct service is provided by the utility company), promptly upon demand therefor, for all such electric consumption and demand as shown by said meters, or a flat monthly charge determined by the survey, as applicable, at the rates charged for such service by the local public utility company.

(e)                             Landlord shall not be liable for its failure to maintain comfortable atmospheric conditions in all or any portion of the Premises due to heat generated by any equipment or machinery installed by Tenant (with or without Landlord’s consent) that exceeds generally accepted engineering design practices for normal office purposes. If Tenant desires additional cooling to offset excessive heat generated by such equipment or machinery, Tenant shall pay for auxiliary cooling equipment and its operating costs including without limitation electricity, gas, oil and water, and/or pay for excess electrical consumption by the existing cooling system, as appropriate.

(f)                                    The Landlord shall also provide the cleaning services detailed on Exhibit

(10) USE OF PREMISES:

(a) Tenant, its officers, agents, employees, guests, customers, clients, patients, contractors and invitees (business or otherwise) shall use and occupy the Premises for general business offices and for no other purpose without the prior consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed.

(b)                                 Tenant, at its expense, shall comply with all Federal, State, County and City laws, ordinances, rules and regulations affecting the use or occupancy of the Premises by Tenant or the business at any time transacted by Tenant.

(c)                                  As of the Commencement Date of this Lease, the Premises and the Tenant Improvements shall be in compliance with all applicable laws, ordinances, rules and regulations of governmental authorities.

(d)                                 Tenant, its officers, agents, employees, guests, customers, clients, patients, contractors and invitees (business or otherwise) shall comply with all the Rules and Regulations which have been adopted by Landlord, attached as Exhibit “F,” (and such reasonable changes or additions thereto) for the protection and welfare of the Building, the Developed Parcel and other tenants. Landlord shall enforce such rules and regulations in a uniform and non-discriminatory manner as to all tenants in the Building.

(e) Tenant acknowledges that Landlord has advised it that it may enter into a telecommunications and related services agreement with a third party provider relative to the Building. Such services, including but not limited to local and long distance telephone, telex and PBX services, may be used by Tenant, along with other tenants of the Building in a shared network, at Tenant’s election. Landlord shall have no obligation to Tenant with respect to such services, whether or not Landlord has entered into a contractual arrangement with such third party provider concerning such services or has consented to the provision of such services.

(11)                            PARKING:

Parking will be provided to Tenant in accordance with Exhibit “G” attached hereto.

(12)                            CONTINUANCE OF OCCUPANCY:

Intentionally left blank.

(13) REPAIRS/RESTORATION:

(a) Tenant shall at its expense keep in good order, condition, and repair the interior of the Premises, excluding such items as Building HVAC equipment, structural systems and lighting. However, Tenant shall pay for any and all damage caused by negligence of Tenant, its officers, agents, employees, guests, customers, clients, patients, contractors, and invitees (business or other) within the Premises, the Building, common areas of the Building or Developed Parcel.

(b)                       If Tenant fails to maintain and repair the Premises as required by Subparagraph (13)(a), Landlord may, on ten (10) days prior written notice (except that no notice shall be required in case of emergency), enter the Premises and perform such maintenance or repair on behalf of Tenant unless during such ten (10) day time frame, Tenant commences making such repairs and diligently prosecutes the same to completion. In such case, Tenant shall reimburse Landlord for all costs incurred in performing such maintenance or repair promptly upon demand.

(c)                        Upon the expiration or termination of this Lease, Tenant shall, unless otherwise directed by Landlord, in addition to any and all payments and obligations to Landlord herein, restore the Premises (other than the Tenant Improvements described in Exhibit C and subject to Article 15 below), the common areas of the Premises, and/or the Developed Parcel to a marketable state at Tenant’s sole cost and expense, by removing any Tenant-installed improvements unique to the tenancy. By way of example, Tenant’s responsibilities shall include: removal of all telecommunication, computer system, data processing system, interne, and similar cabling and wiring installed within, or above the ceilings of, the Premises; removal of all raised computer and data processing floors, liebert units, separate air conditioning units, cooling systems, generators, special security equipment, key systems on elevators and related wiring and facilities; removal of communicating stairways and floor reconstruction in openings; removal of all fixtures and special equipment, or other special training, computer rooms, telecommunication or storage rooms, and reinstallation of suspended ceiling and lighting and repair of all floors and walls and wall covering/painting; removal of all roof or ground mounted equipment and conduits and restoration of same to conditions reasonably acceptable to Landlord. All such restoration shall be completed within thirty (30) days following Tenant’s vacation of the Premises.

If Tenant fails to remove such extraordinary Tenant finishes and improvements and restore the Premises, common areas and/or Developed Parcel within the time period provided above, Landlord may cause such items to be removed and the Premises, common areas and/or Developed Parcel restored, in which event Tenant shall be obligated to reimburse Landlord for all costs incurred by Landlord in performing such removal and restoration plus a fee of five percent (5%) of the actual third party costs incurred by Landlord to cover Landlord’s overhead immediately upon demand.

(d) Notwithstanding anything in the foregoing to the contrary, to the best of Landlord’s knowledge, as of the Commencement Date: (1) the heating, ventilation, air conditioning, electrical, plumbing and other systems contained within or servicing the Premises and the Building are in good working condition and repair; (2) the Premises are, as of the Commencement Date, in substantial compliance with all federal, state and local laws, rules and regulations (including, without limitation, the Americans with Disabilities Act) (collectively, “Applicable Laws”), and mechanical, electrical codes and administrative measures relating to the operation of the Premises, the Building and the Real Property, including, without limitation, zoning and building ordinances of the City of Englewood, County of Douglas, Colorado; (3) there is no litigation or other proceeding, including without limitation a taking or condemnation, pending or threatened against or relating to Landlord’s interest in the Premises or the Building; (4) there are no material physical, mechanical, or structural defects to or on the Premises or the Building, and (5) there are no Hazardous Substances (as defined in Article 48) located in the Premises, the Building or the Developed Parcel. Landlord shall disclose to Tenant any Hazardous Substances located on, under or about the Premises, the Building or the Developed Parcel of which Landlord becomes aware of as of the effective date hereof other than customary office cleaning products used in the ordinary conduct of business by office tenants and which are used in a manner that complies with all federal, state, and local laws, regulations, and ordinances.

(e) Landlord represents and warrants that (i) to the best of Landlord’s knowledge, as of the Commencement Date, there have been no written complaints regarding the indoor air quality anywhere in the Building or otherwise related to the HVAC system, (ii) to the best of Landlord’s knowledge, as of the Commencement Date, there are no indoor air pollution and/or air quality problems that are in violation of Applicable Laws in the Building, and (iii) Landlord will notify Tenant in writing if any indoor air quality or environmental problem that is in violation of any Applicable Laws is discovered by Landlord in the Building, and to the extent required by Applicable Laws, will undertake to correct such problem in the manner required by Applicable Laws. If, during the Lease Term, Tenant discovers and reports to Landlord, in writing, its discovery that either the Premises or the Building is affected by indoor air pollution and/or air quality problems in violation of Applicable Laws, Landlord shall investigate the reported problem. If the existence of any such problem is either experienced by Landlord or confirmed by Landlord’s personnel or consultants engaged by Landlord to exist, and such existence of any problem is in violation of Applicable Laws and such Applicable Laws require Landlord to remediate, Landlord shall remedy any such violation in accordance with Applicable Laws. In the event Landlord is required to address the problem pursuant to Applicable Laws and is unable to address the problem within the time periods required under Applicable Laws, Tenant, may, upon prior written notice to Landlord, elect to terminate this Lease and thereafter to be fully relieved of and from all obligations hereunder, except any such obligation that otherwise may expressly survive this Lease.

For purposes of this Paragraph 13, to the “best of Landlord’s knowledge” shall mean the actual knowledge of Kim Koehn, without independent investigation.

(14) ALTERATIONS:

No alterations, modifications, additions or installations to the Premises the cost of which exceeds Five Thousand Dollars ($5,000.00) in any one instance shall be made unless the Landlord shall first have given written approval of the plans and specifications thereof, which approval will not be unreasonably withheld, conditioned or delayed and shall have been protected, to the Landlord’s satisfaction, against any cost or damage incidental thereto. Prior to any approved construction, Tenant shall first have secured all necessary building and other permits. Tenant agrees to make such alterations, modifications, additions or installations to the Premises as may be required by building, OSHA, or other applicable regulations or local codes in the jurisdiction in which the Premises are located, if the need therefore arises as a result of Tenant’s particular manner of use of the Premises or as a result of any change in applicable law after the Commencement Date. Tenant shall further assure, in connection therewith, that any such alterations, modifications, additions or installations are constructed in full compliance with ADA standards. No alterations, modifications, additions or installations shall be made which in any way conflict with the reasonable requirements of Landlord’s insurance company. All such alterations, modifications, additions, or installations, when made, shall become, unless the Landlord elects otherwise as provided in Paragraph (15) hereof, the property of the Landlord and shall remain upon and be surrendered with said Premises as a part thereof at the end of the Term.

(15)                       FIXTURES AND UNAUTHORIZED USE OF PREMISES:

Tenant shall not without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, attach any fixtures in or to the Premises or change, alter, or make additions to the Premises nor permit any annoying sound device, install any additional locks, overload any floor or deface the Premises. Any attached fixtures or any alterations, additions, or improvements made or attached by Tenant shall on the expiration or termination of this Lease, if requested by Landlord at the time of their installation by Tenant, be promptly removed at Tenant’s expense, and the Premises restored by Tenant at its expense to its original condition, ordinary wear and tear and casualty excepted. Any such fixture, alteration, addition and/or improvement not requested to be moved shall remain on the Premises and shall become and remain the property of Landlord. All Tenant’s fixtures, installations, and personal property not removed from the Premises within five (5) calendar days following the expiration or termination of the Term and not required by Landlord to have been removed as provided in this Paragraph shall be conclusively presumed to have been abandoned by Tenant, and title thereto shall pass to Landlord under this Lease as by a bill of sale.

(16)                       WARRANTY OF QUIET ENJOYMENT:

Tenant, upon paying the rents and keeping and performing the covenants of this Lease to be performed by Tenant, shall peacefully and quietly hold, occupy, and enjoy said Premises during the Term or any renewal thereof.

(17) INTERRUPTION OF SERVICE:

Landlord does not warrant that any services to be provided by Landlord will be free from interruption due to causes beyond Landlord’s reasonable control. Unless caused by the negligence or intentional misconduct of Landlord, its agents, employees or contractors, the temporary interruption of services or unavoidable delay in the making of repairs shall not be deemed an eviction or disturbance of Tenant’s use and possession nor render Landlord liable to Tenant for damage by abatement of rent or otherwise nor relieve Tenant from performance of its obligations under this Lease.

(18) RIGHTS RESERVED BY LANDLORD:

Landlord shall have the following rights exercisable without liability to Tenant:

(a)                             To change the name or street address of the Building upon a minimum of ten (10) business days notice to Tenant, provided, however, in such event, Landlord shall reimburse Tenant for the actual costs incurred by Tenant to replace any existing stock of stationery, letter head, marketing materials and business cards;

(b)                            To have pass keys to the Premises to be used according to the terms of this Lease;

(c)                             To require all persons entering or leaving the Building during such hours as Landlord may from time to time reasonably determine to identify themselves to a security person by registration or otherwise, and to establish their right to enter or leave, and to exclude or expel any peddler, solicitor or beggar at any time from the Developed Parcel or the Building;

(d)                            To approve the weight, size and location of safes, computers, and other heavy articles or equipment in and about the Premises and to require all such items and other office furniture and equipment to be moved in and out of the Building only at such times and in such manner as Landlord shall reasonably direct and in all events at Tenant’s sole risk and responsibility;

(e) Landlord may, at its expense, relocate the Tenant’s Premises to alternate premises on or above the fourth floor of the Building in order to facilitate leasing of the Building and/or construction and/or alterations of the Building; the relocated premises shall have comparable tenant finish build out and comparable views to that portion of the Premises being relocated and shall provide for a similar right to Tenant to the First Refusal Right as defined in Article 49 hereof and the Right of First Offer as defined in Article 50 all as determined in Tenant’s reasonable opinion. Landlord shall provide at least ninety (90) days prior written notice of such relocation, and shall reimburse Tenant for its reasonable moving and installment expenses, including voice and data cabling and a reasonable quantity of printable stationary, envelopes and business cards within thirty (30) days of the presentation of invoices. Notwithstanding the foregoing, Landlord may not relocate the Tenant’s Premises at any time during the last year of the Lease Term and may only exercise its relocation rights hereunder only once during the Lease Term. Within ten (10) business days following the relocation, Tenant shall enter into an appropriate Lease amendment relocating the Premises effective as of the relocation date. The Monthly Base Rent shall not be adjusted upward if the relocation space is larger than the original Premises but may be adjusted downward on a per square foot of rentable area basis if the relocation space is smaller than the original Premises.

(t) Subject to applicable law with regard to the protection of private medical records, Landlord or its agents shall have the right to enter the Premises at reasonable times and upon reasonable prior notice for the purpose of inspecting the same, showing the same to prospective purchasers or lenders, making such alterations, repairs, improvements or additions to the Premises as Landlord may deem necessary or desirable. Landlord may at any time place on or about the Premises, the Building or the Developed Parcel any ordinary “For Sale” or “For Lease” signs; and

(g)                            Within six (6) months prior to the date of the expiration of this Lease, Landlord or its agents shall have the right to enter the Premises at all reasonable times for the purpose of exhibiting the Premises to prospective tenants;

(h)                            At any time after the completion of the Building, Landlord shall have the right to change the arrangement or location of such of the following as are not contained within the Premises or any part thereof: entrances, signs, passageways, doors and doorways, corridors, stairs, toilets and other like public service portions of the Building; provided, however, that in no event shall Landlord make any change which shall diminish the area of the Premises, make any change which shall interfere with the access to the Premises from and through the Building, parking or change the character of the Building from that of a first-class office building.

(19) FIRE OR OTHER CASUALTY:

Should the Premises be damaged or destroyed by any cause and such damage or destruction be of such a nature that it may be repaired or restored within a period of one hundred twenty (120) days after the occurrence, then this Lease shall not terminate, but it shall be the obligation of Landlord to repair or restore the Premises as nearly as possible to its condition prior to such damage or destruction, and the Landlord shall proceed promptly to make such repairs or restoration; provided, however, that such repairs or restoration can be made by Landlord for an amount not in excess of the amount recovered or the amount self-insured for by Landlord on the fire, extended coverage and all risk insurance. There shall be an equitable abatement of rent during the period that the Premises may be wholly or partially unavailable for use by Tenant for the operation of its business.

Should the damage or destruction be of a character that will not permit repair or restoration of the Premises within the one hundred twenty (120) days after the occurrence thereof, or if the cost of such repair or restoration exceeds Landlord’s insurance recovery, either Landlord or Tenant shall have the privilege of canceling the unexpired Term of this

Lease upon giving written notice to the other within forty-five (45) days after such destruction. If such notice is given, termination shall be effective on the date of the casualty.

(20) INSURANCE:

(a)                              Landlord shall keep the Building insured against loss by fire or other casualty . with both extended coverage and all risk coverage in an amount determined by the Landlord. In the event that the Landlord’s cost of premiums on such insurance increases solely due to the hazardous nature of the use and occupancy by Tenant of the Premises, then the entire increase in such insurance cost shall be paid by Tenant in a lump sum upon receipt of invoice from Landlord.

(b)                                 Landlord shall maintain public liability insurance for the common areas and the exterior of the Building, as well as the sidewalks and the parking lot on the Developed Parcel.

(c)                              Tenant shall, at all times during the Term, at its own expense, carry and keep in full force and effect in companies reasonably satisfactory to Landlord, public liability insurance in form satisfactory to Landlord, with limits of (a) at least ONE MILLION DOLLARS ($1,000,000.00) for bodily injury, including death, and property damage, and (b) at least TWO MILLION DOLLARS ($2,000,000.00) aggregate. Tenant shall also carry Worker’s Compensation insurance for all of Tenant’s employees working in the Premises, in an amount sufficient to comply with applicable laws or regulations.

(d)                             All property in the Premises, in the Building or on the Developed Parcel, belonging to Tenant, its agents, employees, or invitees or to any other person, shall be there at the risk of Tenant or such other person only, and unless caused by the negligence or intentional misconduct of Landlord, its agents, employees or contractors, Landlord shall not be liable for damage thereto or theft, misappropriation or loss thereof. In furtherance of this provision, Tenant shall, during the entire Term, keep in full force and effect insurance upon all property situated in the Premises owned by Tenant or for which Tenant is legally liable and also upon fixtures and improvements installed in the Premises by or on behalf of Tenant. Such policies shall be for an amount of not less than one hundred percent (100%) of the full replacement cost with protection against (at a minimum) fire or other casualty, with both extended coverage and all risk coverage.

(e) All public liability insurance policies maintained by Tenant shall name the Landlord Parties (as hereinafter defined) as additional parties insured, and shall contain a provision that the same may not be canceled or materially changed without giving to the Landlord at least thirty (30) days written notice prior to expiration or cancellation of any such policy. For purposes of this Section, “Landlord Parties” shall mean Landlord, any lender whose loan is secured by a lien against the Building or the Developed Parcel, any manager of the Building or

Developed Parcel and the respective affiliates, subsidiaries, successors, assigns, heirs, officers, directors, shareholders, partners, members, employees, agents and contractors of said Landlord, lender and Building/Developed Parcel Manager. Tenant shall furnish to Landlord a certified certificate of insurance for each insurance policy. Furthermore, renewals of such insurance policies shall be presented to Landlord at least thirty (30) days before the expiration of such insurance coverages.

(f)                               Landlord and Tenant, for themselves and their respective insurers, agree to and do hereby release each other of and from any and all claims, demands, actions and causes of action that each may have or claim to have against the other for loss or damage to the property of the other, both real and personal, caused by or resulting from casualties insured against, or, if there is no insurance, caused by or resulting from casualties customarily insurable under ordinary fire insurance policies with both extended and all risk coverage, notwithstanding that any such loss or damage may be due to or result from the negligence of either of the parties hereto or their respective employees or agents.

(g)                            Landlord, its agents and employees shall not be liable for losses or damages as a result of any injury to any person or damage to property (except for damage to the Building itself) sustained by Tenant, by Tenant’s agents or employees, by any occupant of the Premises, the Building or the Developed Parcel, or by any other person, occurring or resulting directly or indirectly from any existing or future condition, defect, matter, or thing in the Premises, in the Building or on the Developed Parcel or from equipment or appurtenance therein or from accident or from any occurrence, act, or from negligence or omission of any tenant, occupant or any other person; but nothing in this Subparagraph (g) shall be deemed to relieve Landlord from liability for damages for bodily injuries to any person caused by or resulting from the negligence or intentional misconduct of Landlord, its agents, employees or contractors.

(21) INDEMNIFICATION:

Unless caused by the negligence or intentional misconduct of Landlord, its employees, agents or contractors, Tenant shall indemnify and hold Landlord (and any mortgagee of Landlord) harmless from and against all claims, actions, lawsuits, damages, liabilities, expenses and costs (including reasonable attorneys’ fees) for any loss of life, bodily injury or property damage caused by or resulting from: 1) the use or occupancy of the Premises, the Building, or the Developed Parcel by the Tenant, its officers, agents, employees, invitees, guests, assignees or subtenants; 2) any occurrence within the Premises; 3) a breach of this Lease by the Tenant; or 4) any negligent act or omission or misconduct caused wholly or in part by the Tenant, its officers, agents, employees, invitees, guests, assignees or subtenants. Nothing in this Paragraph shall require Tenant to indemnify Landlord for damage to the Building, to the extent released in Paragraph (20)(f) of this Lease.

Landlord shall indemnify and hold Tenant (and any mortgagee of Tenant) harmless from and against all claims, actions, lawsuits, damages, liabilities, expenses and costs (including reasonable attorneys’ fees) for any loss of life, bodily injury or property damage caused by or resulting from any negligent act or omission or misconduct caused wholly or in part by the Landlord, its officers, agents, employees, invitees, guests, or assignees, in the Premises, the office Building or the Developed Parcel. Nothing in this Paragraph shall require Landlord to indemnify Tenant for damage to the Building, the Premises or its contents, to the extent released in Paragraph (20)(f) of this Lease.

(22)                       BROKER’S COMMISSION:

Landlord shall pay a real estate commission for services rendered in procuring Tenant as a prospect for the Premises per the terms of a separate agreement. Landlord and Tenant agree that no broker or finder has been involved in the transaction described in this Lease other than Red Hawk Properties, Inc., who has acted as Tenant’s leasing agent and whose fees and commissions shall be paid by Landlord. Further, Landlord and Tenant agree that in the event any broker, salesman or other person that is not otherwise covered by this Lease makes any claim for any commission or fee based upon items or interests contemplated by this Lease that is not otherwise covered by this Lease the party through whom said broker, salesman or other person makes it claims shall indemnify and hold harmless the other party from said claim and all liabilities, costs and expenses relating thereto, including reasonable attorney’s fees, which may be incurred by such other party in connection with such claims.

(23)                            SUBORDINATION AND ATTORNMENT:

(a)                             The Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust, or any other hypothecation or security now or hereafter placed upon the Developed Parcel and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. If any mortgagee shall elect to have this Lease prior to the lien of its mortgage, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage, whether this Lease is dated prior or subsequent to the date of said mortgage, or the date of recording thereof. With respect to security devices entered into by Landlord after the execution of this Lease, Tenant’s subordination of this Lease shall be subject to receiving assurance (“non-disturbance agreement”) from the Lender that Tenant’s possession and this Lease, including any options to extend the term hereof, will not be disturbed so long as Tenant is not in default hereof and attorns to the lender and/or record owner of the Premises. Landlord agrees to use commercially reasonable effort to obtain such non-disturbance agreement from the Lender on Lender’s standard form, which commercially reasonable efforts shall in no event require the expenditure of any costs by Landlord, including attorney’s fees.

(b)                                 Although the provisions of Paragraph (23)(a) shall be self operative, Tenant agrees, upon reasonably request of Landlord or Landlord’s lender, to execute any documents required to effectuate any attornment, a subordination or to make this Lease prior to the lien of any mortgage. Tenant’s failure to execute such documents within 10 days after written demand shall constitute a material default by Tenant hereunder.

(c) If by reason of a default under the mortgage upon the Developed Parcel, the interest of Landlord in the Developed Parcel is terminated, the Tenant will attorn to the holder of such mortgage (or to any person or entity to which the Developed Parcel is conveyed by such holder) and will recognize such holder, person or entity as Tenant’s landlord under this Lease. Tenant agrees to execute and deliver, at any time and from time to time, upon the request of Landlord or of the Landlord’s lender any instrument which may be necessary or appropriate to evidence such attornment. Tenant further waives the provision of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right of election to terminate this Lease or to surrender possession of the Premises in the event any proceeding is brought by Landlord’s lender to terminate the interest of the Landlord in the Developed Parcel, and agrees that this Lease shall not be affected in any way whatsoever by any such proceeding.

(24) ASSIGNMENT AND SUBLETTING:

Tenant shall not assign, mortgage or encumber this Lease nor sublet or permit the Premises or any part thereof to be used by others, without the prior written consent of Landlord in each instance which consent shall not be unreasonably withheld, conditioned or delayed. The consent by Landlord to an assignment or subletting shall not be construed to relieve Tenant from obtaining the consent of the Landlord to any further assignment or subletting. The consent by Landlord will not be given unless: a) the subtenant or assignee assumes the Tenant’s obligations under this Lease; and b) unless otherwise agreed, Tenant remains liable for all its obligations under this Lease, including extensions or renewals provided for herein. Nor will consent be given if Tenant is in default under this Lease. Tenant shall notify Landlord of the name of each proposed assignee or subtenant and shall provide information to Landlord pursuant to the fmancial standing of the proposed assignee or subtenant.

In no event shall a proposed subtenant or assignee be an existing tenant, subtenant or assignee of the Building or any other building located on the Developed Parcel. In no event shall the proposed subtenant or assignee be a person or entity with whom Landlord or its agent is negotiating and to or from whom Landlord, or its agent, has given or received any written or oral proposal within the past one hundred twenty (120) days regarding a lease of space in the Building or any other building located on the Developed Parcel.

Landlord reserves the right to require as additional rent, fifty percent (50%) of any subtenant or assignee rent which is in excess of the base rent and additional rent then being paid by Tenant pursuant to this Lease, and any other profit or gain realized by

Tenant from such assignment or subletting. All sums payable hereunder by Tenant shall be paid as additional rent upon receipt by Tenant or upon request by Landlord.

Tenant agrees to pay and reimburse Landlord for any actual and reasonable administrative costs and expenses, including attorneys’ fees, incurred by Landlord in the review and approval and/or in the granting of any consent to any assignment or subletting of any part or all of the Premises by Tenant not to exceed Two Thousand Dollars ($2,000.00).

Notwithstanding anything contained herein to the contrary, Tenant may assign its entire interest under this Lease or sublet the Premises to any entity controlling or controlled by or under common control with Tenant or to any successor to Tenant by purchase, merger, consolidation or reorganization (hereinafter, collectively, referred to as “Permitted Transfer”) without the consent of Landlord, provided: (1) Tenant is not in default under this Lease; (2) if such proposed transferee is a successor to Tenant by purchase, said proposed transferee shall acquire all or substantially all of the stock or assets of Tenant’s business or, if such proposed transferee shall acquire all or substantially all of the stock or assets of Tenant’s business or, if such proposed transferee is a successor to Tenant by merger, consolidation or reorganization, the continuing or surviving corporation shall own all or substantially all of the assets of Tenant; (3) such proposed transferee operates the business in the Premises for the Permitted Use and no other purpose; and (4) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the proposed purchase, merger, consolidation or reorganization.

Notwithstanding anything to the contrary contained in this Lease, unless otherwise expressly provided below, Landlord shall have the option to exclude from the Premises covered by this Lease (“recapture”), the space proposed to be sublet or subject to an assignment, effective as of the proposed commencement date of such sublease or assignment provided, however, if Landlord elects to recapture as to such portion of the Premises, Tenant shall have the right within fifteen (15) days after notice of Landlord’s exercise of its right to terminate to withdraw Tenant’s request for such consent and remain in possession of the Premises under the terms and conditions hereof. If Landlord elects to recapture, Tenant shall surrender possession of the space proposed to be subleased or subject to the assignment to Landlord on the effective date of recapture of such space from the Premises, such date being the termination date for such space. Effective as of the date of recapture of any portion of the Premises pursuant to this section, the Monthly Base Rent, rentable square footage of the Premises and the Tenant’s Proportionate Share shall be adjusted accordingly. Landlord’s recapture right hereunder for space proposed to be sublet shall be expressly limited to subleases of 1,000 rentable square feet or more of the total Premises. It is expressly acknowledged and agreed to by the parties hereto that Landlord’s recapture rights hereunder for space subject to an assignment shall be unlimited and shall apply to any assignment hereunder, except for a Permitted Transfer.

(25) EMINENT DOMAIN:

Tenant agrees that if the Premises, or any part thereof, shall be taken or condemned for public or quasi-public use or purpose by any competent authority, Tenant shall have no claim against Landlord and shall not have any claim or right to any portion of the amount that may be awarded as damages or paid as a result of any such condemnation, whether such amount be awarded for diminution in value to the leasehold or to the fee. Except as otherwise provided below relative to separate claims of Tenant, it is agreed that the full amount of such award, if any, made by the taking authorities shall be paid to and retained by Landlord, free of any claim by Tenant to any portion thereof, and all rights of Tenant to damages therefor, if any, are hereby assigned by Tenant to Landlord; provided, however, that any compensation awarded Tenant for Tenant’s personal property and moving costs, shall be and remain the property of Tenant. In the event that all or substantially all of the Premises shall be taken or condemned by any governmental authority, then the Term shall cease and terminate from the date on which the Tenant is required, by such taking authority, to surrender possession of said Premises and the Tenant shall not have nor make any claim against Landlord for the value of any unexpired Term. In the event that a portion of the Premises shall be taken or condemned by any governmental authority, then this Lease shall continue in full force and effect, and Rent shall abate in an amount which bears the same ratio to the Annual Base Rent as the value of the floor space taken bears to the value of the total floor space of the Premises. All rentals and other sums payable by Tenant hereunder shall be adjusted to the date on which Tenant is required, by the taking authority, to surrender possession of the Premises or portion of the Premises so taken. Nothing contained herein shall prevent Tenant from seeking a separate award, at Tenant’s own costs and expense, from the condemning authority for moving expenses and business interruption costs or the taking of Tenant’s fixtures or other personal property in the Premises owned by Tenant provided Tenant’s claim does not interfere with or reduce Landlord’s award.

(26) ESTOPPEL CERTIFICATE/LANDLORD’S WAIVER AND CONSENT:

(a)                             Tenant shall at any time upon not less than fifteen (15) days’ prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing: (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified, is in full force and effect) and the date to which rent and other charges are paid in advance, if any, and (ii) acknowledging that there are no uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed. Such statement shall be in a form as Landlord, purchaser or mortgagee shall reasonably require. Any such statement may be conclusively relied upon by any prospective purchaser or mortgagee of the Premises.

(b)                            Tenant’s failure to deliver such statement within such time shall be a material default under this Lease or, at Landlord’s option, Tenant’s failure to furnish such statement shall be conclusive upon Tenant: (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord; (ii) that there are no uncured defaults in Landlord’s performance nor does Tenant have any existing defenses or offsets, claims or counterclaims against the enforcement of the Lease by Landlord; (iii) that not more than one month’s rent has been paid in advance; (iv) that Tenant has no claim against Landlord for any security or other deposits; (v) that Tenant has made no agreement with Landlord nor any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other type of rental or other concession, except as expressly set forth in the Lease; and (vi) that all improvements to be constructed by Landlord, if any, have been completed and accepted by Tenant and any tenant construction allowances have been paid in full by Landlord.

(c) On or prior to Tenant taking possession of the Premises, Landlord shall execute the Landlord’s Waiver and Consent in favor of Tenant’s lender, Merrill Lynch Capital, in the substantially same form as shown on Exhibit I.

(27) DEFAULT: REMEDIES UPON DEFAULT:

(a)                             Each of the following shall be a Default hereunder: (1) the failure of Tenant to pay when due any installment of Monthly Base Rent, Additional Rent or any other charge hereunder within five (5) days after written notice from Landlord advising of such default; (2) the failure of Tenant to timely or fully perform or observe any other provision of this Lease and the continuation of such failure for thirty (30) days after Landlord gives Tenant written notice thereof (provided, however, Tenant shall have no such grace period with respect to any subordination or estoppel agreement required pursuant to the provisions of Section 23 and Section 26 hereof or for any items listed in clauses (3) through (7) herein); (3) the breach by Tenant of any material representation or warranty in this Lease; (4) the filing by or against Tenant or any guarantor hereof of any petition in bankruptcy; (5) the filing of any voluntary or involuntary proceeding instituted to declare Tenant or any guarantor hereof insolvent or unable to pay its debts as they mature; (6) the making by Tenant or any guarantor hereof of an assignment for the benefit of its creditors; or (7) the appointment of a trustee or receiver for Tenant or any guarantor hereof or for the major part of Tenant’s or guarantor’s property.

(b)                            Upon and after a Default, Landlord shall have the following remedies in addition to all other remedies allowed at law or in equity or elsewhere in this Lease, all of which shall be cumulative and not in the alternative and any or all of which may be exercised successively or concurrently and at such time or times as Landlord elects, except as provided to the contrary below:

(i) Without further notice except as required by applicable laws, Landlord shall have the right to terminate this Lease or to terminate Tenant’s right to possession of the Premises without terminating this Lease, but in either event Tenant shall surrender possession of and vacate the Premises on or before the date specified in Landlord’s notice to Tenant of either such termination and Landlord shall have the further right to enter the Premises with or without process of law, retake possession of the

Premises and expel or remove Tenant (or anyone occupying the Premises) and its effects therefrom without being liable or subject to prosecution or any claim for damages therefor. Should Landlord reenter or take possession pursuant to legal proceedings or any notice provided for by applicable law, Landlord may, from time to time, without terminating this Lease, relet the Premises or any part, either alone or in conjunction with other portions of the Building, in Landlord’s or Tenant’s name but for the account of Tenant, for such periods (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and upon such other terms (which may include commercially reasonable concessions of free rent and commercially reasonable alterations and repairs of the Premises) as Landlord, in its reasonable discretion, determines and Landlord may collect the rents therefor. Subject to applicable law, Landlord is not in any way responsible or liable for failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. If there is other unleased space in the Building, Landlord may lease such other space without prejudice to its remedies against Tenant. No such reentry, repossession or notice from Landlord, or any other acts or omissions of Landlord, including maintenance, preservation, efforts to relet the Premises, or appointment of a receiver, shall be construed as an election by Landlord to terminate this Lease unless specific notice of such intention is given Tenant. Landlord reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Tenant written notice, in which event this Lease will terminate as specified in the notice. If Landlord takes possession of the Premises without terminating this Lease, Tenant shall pay Landlord (i) the rent which would be payable if repossession had not occurred, less (ii) the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord’s actual expenses incurred in connection with such reletting, including all repossession costs, brokerage commissions, attorneys’ fees, expenses of employees, alteration, and repair costs (collectively “Reletting Expenses”). If, in connection with any reletting, the new lease term extends beyond the Term or the premises covered thereby include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the Reletting Expenses, will be made in determining the net proceeds received from the reletting. In determining such net proceeds, rent concessions will also be apportioned over the term of the new lease. Tenant shall pay such amounts to Landlord monthly on the days on which the rent would have been payable if possession had not been retaken, and Landlord is entitled to receive the same from Tenant on each such day. In the alternative, if Landlord elects hereunder to terminate Tenant’s right to possession of the Premises without terminating this Lease, Landlord shall have the right to recover from Tenant within ten (10) days after Landlord’s demand a sum equal to the entire amount of the Annual Base Rent, Additional Rent and other charges hereunder for the remainder of the Term. If, due to escalation mechanisms in this Lease or other factors, the balance of the Annual Base Rent, Additional Rent and other charges due for the remainder of the Lease term cannot be precisely determined as of the date of such termination, Tenant shall pay the amount Landlord reasonably estimates would result from such escalation mechanisms and other factors. Upon the expiration of the Term or at such earlier time as may be practicable, Landlord shall determine the actual Annual Base Rent, Additional Rent and other charges hereunder and Landlord or Tenant shall pay to the other the resulting excess or deficiency, as the case may be. If this Lease terminates pursuant to this Section, Tenant remains liable to Landlord for damages in an amount equal to the present value of this Lease for the then balance of the Term. The present value shall be determined by discounting all future excess rent amounts at a rate of eight percent (8%) per annum. Landlord may collect such damages from Tenant monthly on the days on which the rent would have been payable if this Lease had not terminated and Landlord shall be entitled to receive the same from Tenant on each such day. Alternatively, if this Lease is terminated, Landlord at its option may recover forthwith against Tenant as damages for loss of the bargain and not as a penalty an amount equal to the worth at the time of termination of the excess, if any, of the rent reserved in this Lease for the balance of the Term over the then Reasonable Rental Value of the Premises for the same period plus all Reletting Expenses. “Reasonable Rental Value” is the amount of rent Landlord can obtain for the remaining balance of the Term.

(ii)           Landlord shall have the right but not the duty to perform any of Tenant’s obligations hereunder which Tenant has not timely and fully performed and to charge to Tenant the cost of such performance, together with a service charge of ten percent (10%) of such cost, to compensate Landlord for administrative and other services associated with such performance.

(iii)          Landlord shall have the right to suspend or discontinue the provision of services to the Premises and the performance of any other obligation of Landlord hereunder.

(iv)  If Landlord is not permitted to terminate this Lease as provided above because of the provisions of Title 11 of the United States Code relating to bankruptcy, then Landlord shall have the right to require Tenant as a debtor in possession or any trustee for Tenant, within no more than fifteen (15) days upon request by Landlord to the Bankruptcy Court, to assume or reject this Lease and Tenant on behalf of itself, and any trustee, agrees not to seek or request any extension or adjournment of any application by Landlord to assume or reject this Lease. In such event, Tenant or any trustee for Tenant may only assume this Lease if (A) it cures or provides adequate assurance that the Tenant will promptly cure any default hereunder, (B) compensates or provides adequate assurance that Tenant will promptly compensate Landlord for any actual pecuniary loss of Landlord resulting from Tenant’s defaults hereunder, and (C) provides adequate assurance of performance during the full Term of all of the Tenant’s obligations under this Lease. In no event after the assumption of this Lease shall any then-existing default remain uncured for a period in excess of the earlier of ten (10) days or the time period set forth herein.

(v)  Landlord shall have the right to recover from Tenant, if Landlord relets or attempts to relet the Premises, all actual costs and expenses incurred in connection with such reletting, including without limitation broker’s commissions, advertising costs, reasonable legal fees for lease preparation and negotiations and the cost of alterations or improvements to the Leased Premises.

(c)           Any property which may be reasonably removed from the Premises by the Landlord pursuant to the authority of the Lease or of law to which the Tenant is or may be entitled may be handled, removed, or stored in a commercial warehouse or otherwise by the Landlord at the risk, cost, and expense of the Tenant. Landlord shall in no event be responsible for the value, preservation, or safekeeping thereof. The Tenant shall pay to the Landlord, upon demand, all expenses incurred in such removal and all storage charges against such property. Any such property of Tenant not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the term of this Lease, however terminated, shall be conclusively deemed to have been abandoned by Tenant.

(d)           If Tenant violates any of the terms and provisions of this Lease or defaults in any of its obligations hereunder other than the payment of rent or other sums payable hereunder, such violation may be restrained or such obligation enforced by injunction.

(e)   Any costs and expenses incurred by Landlord (including, without limitation, reasonable attorney’s fees) in enforcing any of its rights or remedies under this Lease shall be deemed to be Additional Rental and shall be repaid to Landlord by Tenant within thirty (30) days of written demand.

(f)            Acceptance of partial Rent payment shall not constitute a waiver of any of Landlord’s rights available under this Lease or at law or equity, including, without limitation, the right to recover possession of the Premises.

(g)           In the event of a Default by Landlord, beyond all applicable notice and cure periods, or if no notice and cure period is otherwise expressly provided in this Lease, the failure of Landlord to commence such cure within thirty (30) days after written notice from Tenant specifying such failure and thereafter diligently prosecuting the same to completion no later than ninety (90) days after Tenant’s written notice therefor, then Tenant may, as its sole and exclusive remedy, recover damages arising as a result of such default. In no event shall Landlord be liable for consequential damages incurred by Tenant, including, but not limited to lost profits or interruption of business as a result of any alleged default by Landlord hereunder.

(28)         HOLDING OVER:

Tenant shall pay Landlord for each month, or part thereof, that Tenant retains possession of the Premises or any part thereof after termination or expiration of the Term of this Lease 125% of the then current Monthly Base Rent during the first holdover month and 150% of the then current Monthly Base Rent thereafter. Tenant hereby agrees that if it fails to surrender the Premises within ninety (90) days from the end of the Term, or any renewal thereof, Tenant will be liable to Landlord for any and all actual damages which Landlord shall suffer by reason thereof, and Tenant will indemnify and hold Landlord harmless against and from all claims and demands made by any succeeding tenant against Landlord, founded upon delay by Landlord in delivering possession of the Premises.

This Lease shall terminate at the end of the Term without the necessity of any notice from either Landlord or Tenant to terminate the same, and Tenant hereby waives notice to vacate or quit the Premises and agrees that Landlord shall be entitled to the benefit of all provisions of law respecting the summary recovery of possession of the Premises from a tenant holding over to the same extent as if statutory notice has been given. If Tenant holds over upon the expiration of the Lease with Landlord’s consent, but without any written agreement, such holding over shall be deemed a month-to-month tenancy at the rate provided above in this Section 28.

(29)        REDELIVERY OF PREMISES:

Without limiting the provisions of Section 13 hereof, Tenant shall, on the expiration of this Lease, deliver up the Premises in as good order and condition as it now is or may be put by Landlord, reasonable use and ordinary wear and tear thereof and damage by fire or other unavoidable casualty, condemnation or appropriation excepted. Upon expiration of this Lease, Tenant shall promptly surrender all keys to the Premises to Landlord.

(30)        CUMULATIVE REMEDIES:

No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

(31)        INTEREST ON PAST DUE OBLIGATIONS:

Any amount owed by Tenant to Landlord which is not paid when due shall bear interest at the rate of twelve percent (12%) per annum from the due date of such amount. However, interest shall not be payable on late charges to be paid by Tenant under this

Lease. The payment of interest on such amounts shall not excuse or cure any default by Tenant under this Lease. If the interest rate specified in this Lease is higher than the rate permitted by law, the interest rate is hereby decreased to the maximum legal interest rate permitted by law.

(32)         ATTORNEYS’ FEES:

In the event any sums payable to Landlord or Tenant hereunder are collected at law or through any attorney at law, either Landlord or Tenant shall pay all attorneys’ fees and expenses and related litigation costs which the other party incurs in enforcing any obligation of the Lease.

Tenant further agrees to pay and reimburse Landlord for all reasonable costs and expenses (including, without limitation, any costs and expenses incurred by Landlord for third party providers) in connection with any consent, review and/or approval requested by Tenant including, without limitation, any assignments, subleases, name changes, tenant financing and lease subordination, or other related consents requested by Tenant in an amount not to exceed Two Thousand Dollars ($2,000.00).

(33)         NOTICES:

All notices required or permitted to be given to Tenant under this Lease shall be given to it at 188 Inverness Drive West, Suite 650, Englewood, CO 80112 with a simultaneous copies to:

OnCURE Medical Corp., 610 Newport Center Drive, 350, Newport Beach, CA 92660, Attention: General Counsel, Facsimile: (949) 721-6134, and Franke Greenhouse List & Lippitt LLP, Granite Building, Second Floor, 1228 15th Street, Denver, Colorado 80202, Attn: Thomas M. List, Esq. Any such notice to Landlord under this Lease shall be given to it at 1125 17th Street, Suite 2300, Denver, CO 80202, Facsimile 303 339-9801, Attn.: Property Management. All notices shall be in writing and sent by certified mail, postage prepaid or hand delivered by recognized carrier or via facsimile.

Notice so mailed shall be effective upon the third day after its deposit into the mails, or if by personal delivery upon receipt, or if by fax upon written confirmation of delivery. Notice given in any other manner shall be effective under this Paragraph (33) only if and when received by the addressee.

(34) LANDLORD’S LIABILITY:

(a)  The term “Landlord” as used herein shall mean only the owner or owners at the time in question of the fee title. In the event of any transfer of such title, Landlord herein named (and in case of any subsequent transfers, then the grantor) shall be relieved from and after the date of such transfer of all liability as respects Landlord’s obligations thereafter to be performed, provided that any funds in the hands of Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be delivered to the grantee. The obligations contained in this

Lease to be performed by Landlord shall, subject as aforesaid, be binding on Landlord’s successors and assigns, only during their respective periods of ownership. Tenant shall attorn to any such purchaser, grantee, assignee or transferee.

(b)  Tenant shall look solely to the estate and property of Landlord in the Developed Parcel including the rents and profits derived therefrom for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms and provisions of this Lease to be kept, observed, and performed by Landlord, subject, however, to the prior rights of any mortgagee of all or any part of the property; no other assets of Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant’s claim. Nothing in this Lease shall be construed in any event whatsoever to impose any personal liability upon the trustees, officers or the shareholders of the Landlord, or of the general or limited partners comprising the Landlord, as Landlord herein or otherwise.

(35)         INCORPORATION OF PRIOR AGREEMENTS: AMENDMENTS:

This Lease including any exhibits, schedules or attachments, hereto, contains all agreements of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification. Except as otherwise stated in this Lease, Tenant hereby acknowledges that neither any cooperating broker on this transaction nor the Landlord or any employees or agents of any of said persons has made any oral or written warranties or representations to Tenant relative to the condition or use by Tenant of said Premises, the Building or the Developed Parcel.

(36)        WAIVERS:

(a)          No waiver by Landlord of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. Landlord’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act by Tenant.

(b)         The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.

(37) SEVERABILITY:

If any provision of this Lease (or portion thereof) shall at any time be deemed to be invalid, illegal or unenforceable by any court of competent jurisdiction, this Lease shall not be invalidated thereby. Any such provision shall be construed to be valid, legal and enforceable to the fullest extent permitted by law and this Lease shall be read and construed as if such invalid, illegal or unenforceable provision had not been contained herein.

(38)         RECORDING:

This Lease shall not be placed of record; however, either Landlord or Tenant shall, upon request of the other, execute, acknowledge and deliver to the other a “short form” memorandum of this Lease for recording purposes.

(39)         BINDING EFFECT:

Subject to any provisions hereof restricting assignment or subletting by Tenant, this Lease shall be binding upon and inure to the benefit of the parties, their heirs, personal representatives, successors and assigns.

(40)         AUTHORITY:

If Tenant is a corporation, trust, general or limited partnership, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said entity and shall, at the execution of this Lease, deliver to Landlord evidence of such authority satisfactory to Landlord.

(41)         CONFLICT:

Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provision.

(42)         GOVERNING LAW; FORUM:

This Lease is made under and is to be governed by the laws of the State of Colorado. Any action arising out of this Lease shall be brought only in a court of competent jurisdiction in Arapahoe County, Colorado.

(43)         JOINT AND SEVERAL OBLIGATIONS:

In case two (2) or more persons or entities shall constitute the Tenant hereunder, the covenants, obligations, and agreements herein made binding upon the Tenant, shall be the joint and several obligations of such persons or entities, and in the event of the death or dissolution of any one or more of them, the survivors or survivor shall succeed to all Tenant’s right, title and interest hereunder.

(44) GUARANTORS.

Intentionally left blank.

(45)         MECHANICS’ LIEN:

In the event Tenant performs any alterations in accordance with Paragraph 14 of this Lease, Tenant will not cause or permit to stand, through any action taken by it, any mechanics’, laborer’s, materialman’s or other lien against the Premises or the Building or improvement thereon in connection with work of any character performed or material furnished to the Premises. Nothing in this Lease may be construed as creating an agency relationship between Landlord and Tenant for purposes of performing alterations, improvements, or repairs. If Tenant in good faith desires to contest the validity or amount of any such lien Landlord agrees to cooperate in the institution, defense and maintenance of any such action or proceeding, provided that Tenant will indemnify and hold Landlord harmless for and from any and all expenses, costs and liabilities in connection with any such contest. Any such action or proceeding may be instituted and maintained by Tenant only if and so long as the enforcement of any such lien, by sale or otherwise, will be stayed by reason of such action or proceeding or by bond filed or a monetary deposit paid into court as a part of such action or proceeding. Promptly after the determination of any such contest adverse to the Tenant and prior to the enforcement of any such lien, Tenant will pay and discharge the amount of any such lien, together with any related interest, costs and penalties.

(46)         FINANCIAL STATEMENT:

Tenant will provide to Landlord no more often than one time in any calendar year upon twenty (20) business days written request Tenant’s latest financial statements (quarterly or annual). Landlord shall be obligated to sign a non-disclosure agreement prior to its review of Tenant’s financial statements and may only share such statements with its mortgagee, prospective mortgagees, purchasers and partners, and attorneys, accountants, and other advisors of Landlord and each of the foregoing to the extent such parties have a need to know such information.

(47)         JOINT VENTURE:

This Lease may not be deemed or construed to create or establish any relationship of partnership, agency, or joint venture (or any other similar relationship or arrangement) between Landlord and Tenant.

(48)         HAZARDOUS SUBSTANCES:

For the purposes of this Lease, the term “Hazardous Substance” shall be interpreted broadly to mean (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) radioactive materials, (v) radon gas or (vi) any chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste” or “toxic substances” or words of similar impact under any applicable laws, including but not limited to, the Federal Water Pollution Act, as amended, 33 U.S.C. ‘1251 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ‘6901 et sea., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ‘ 9601 et sea., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ‘ 5101 et sea., or any other federal or state laws, in any amount which: (a) exceeds the “action level”, “maximum allowable level”, or any similar base level amount which is determined by any governmental or quasi-governmental authority or health advisory board (or any similar body) to be the maximum allowable or recommended concentration for the Hazardous Material in question; (b) results in any investigative or remedial order or activity by any governmental or quasi-governmental authority; (c) would constitute a health hazard to occupants of the Property; or (d) would result in any material disruption or interference with Tenant’s use of the Premises.

Tenant warrants and represents that it shall not use, store, treat, accumulate or transport Hazardous Substances at, on, to or from the Premises during the Term except in the ordinary conduct of its business and in a manner that complies with all federal, state, and local laws, regulations, and ordinances. Tenant additionally warrants and represents that Tenant’s occupancy of the Premises and its activities thereon shall not cause or result in any release, leak, discharge, spill, disposal, or emission of Hazardous Substances at, in, on, from or under the Premises during or following the Term.

Unless caused by the negligence or intentional misconduct of Landlord, its employees, agents or contractors, Tenant agrees to indemnify and hold Landlord harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities, or losses (including, without limitation reasonable sums paid for settlement of claims, attorneys fees, consultant and expert fees) arising during or after the Term from or in connection with the presence or release of any Hazardous Substances in, on, under or from the Premises during or after the Term where the presence of such Hazardous Substances is caused by or arises from Tenant’s occupancy of the Premises or otherwise from Tenant’s activities. Without limitation of the foregoing, this indemnification shall include reasonable costs incurred due to any investigation of the Premises or any containment, mitigation, clean-up, removal or restoration mandated by a federal, state or local agency or political subdivision with respect to any such Hazardous Substance present on or released from the Premises during the Term. The provisions of this paragraph shall survive the expiration or termination of this Lease.

Landlord warrants and represents that, to the best of its knowledge, any use, storage, treatment, accumulation, or transportation of Hazardous Substances which has occurred in or on the Developed Parcel prior to the date hereof has been in compliance with the applicable federal, state, or local laws, regulations, and ordinances. Landlord additionally warrants and represents that, to the best of its knowledge, no release, leak, discharge, spill, disposal, or emission of Hazardous Substances has occurred in, or under the Developed Parcel prior to the date hereof.

Landlord agrees to indemnify and hold the Tenant harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities, or losses (including without limitation reasonable sums paid for settlement of claims, attorneys’ fees, consultant and expert fees) arising during or after the Term from or in connection with the presence of any Hazardous Substance in or under the Premises prior to the Term or caused by any party other than Tenant, its employees, agents or contractors. Without limiting the foregoing, this indemnification shall include reasonable costs incurred due to any investigation of the Premises or any clean-up, removal or restoration mandated by a federal, state or local agency or political subdivision, with respect to any Hazardous Substance present on the Premises prior to the Term other than such as may be caused by or arise out of Tenant’s occupancy of the Premises or from Tenant’s activities. The provisions of this paragraph shall survive the expiration or termination of this Lease.

(49)         RIGHT OF FIRST REFUSAL:

Provided no Tenant Default under this Lease has occurred, or is continuing, at the time Tenant exercises its First Refusal Right (as defined herein) or upon the commencement of the term for the ROFR Space (as defined herein), if during the first eighteen (18) months of the initial Term of this Lease, space on the sixth floor of the Building contiguous to the Premises and labeled as the ROFR Space on Exhibit A attached hereto consisting of 3,270 rentable square feet is available to lease (hereinafter the “ROFR Space”) prior to Landlord agreeing to lease the same space to any third party pursuant to a bona fide letter of intent acceptable to Landlord, Landlord shall offer to lease all and not a portion of such space to Tenant upon the same terms and conditions as proposed by such third party (the “First Refusal Right”). The rental rate for the ROFR Space shall be the same as that proposed by such third party. Tenant shall have a period of five (5) business days after receipt of Landlord’s notice in which to accept the Landlord’s offer. If Tenant does not exercise its rights with respect to the ROFR Space by accepting the terms in Landlord’s notice prior to the expiration of the foregoing time period, then Tenant’s First Refusal Right and Landlord’s obligations hereunder shall automatically terminate and Tenant shall have no further First Refusal Right hereunder, and Landlord may thereafter lease the ROFR Space to any third party. If Tenant elects to exercise its rights hereunder by timely accepting the terms in Landlord’s notice, Landlord and Tenant shall, within fifteen (15) calendar days after such election, execute and deliver an amendment to this Lease in a form mutually agreeable to the parties which shall specifically include comparable furniture at Landlord’s expense as is to be provided under the terms of this Lease, and as more fully described in the attached Exhibit H.

Tenant when exercising its First Refusal Right hereunder must accept all of the ROFR Space offered and may not elect to lease only a part thereof. It is expressly acknowledged and agreed to by the parties hereto that Tenant’s First Refusal Right hereunder shall automatically expire upon the expiration of the eighteenth (18th) month of the initial Lease Term, unless otherwise terminated in accordance with the terms of this Paragraph 49. The rights granted to Tenant hereunder are personal to Tenant and shall not be assignable without Landlord’s prior written consent, which Landlord may hold in its sole and absolute discretion.

(50)         RIGHT OF FIRST OFFER:

Provided no Tenant Default under this Lease has occurred, or is continuing, and subject to any pre-existing rights, if any, of any other tenant in the Building, including, without limitation, existing extension, expansion, option or modification rights, during the initial Term hereof and before Landlord offers to lease all of the space in the Building on the sixth floor (the “ROFO Space”), but specifically excluding the ROFR Space which shall be governed exclusively by Article 49 above (the “Right of First Offer”), Landlord shall notify Tenant in writing (“Landlord’s Notice”) of the availability of the ROFO Space, the square footage of the ROFO Space available and the rental rate therefor (“Rental Terms”). If within five (5) business days after Tenant’s receipt of Landlord’s written notice hereunder, Tenant notifies Landlord in writing of its intent to lease all of the ROFO Space offered in Landlord’s Notice, then Landlord and Tenant shall execute an amendment to this Lease, which such amendment shall include the Rental Terms and which shall specifically include comparable furniture at Landlord’s expense as is to be provided under the terms of this Lease, as more fully described in the attached Exhibit H, and be in a form mutually agreeable to the parties, for all of the ROFO Space within fifteen (15) calendar days after Landlord’s receipt of Tenant’s notice of intent to lease. If Tenant does not deliver its notice of intent to lease all of the ROFO Space so offered in Landlord’s Notice within such five (5) day period, or if Landlord and Tenant do not enter into a fully executed lease amendment for all of the ROFO Space offered in Landlord’s Notice within such fifteen (15) day period, then Tenant’s Right of First Offer to Lease and Landlord’s obligations hereunder shall terminate for a period of nine (9) months and Landlord will have the right to lease for a period of nine (9) months the space identified in the Landlord’s Notice to a third party on the same or any other terms and conditions, irrespective of whether such terms and conditions are more or less favorable than those offered to Tenant.

Except as otherwise expressly provided below, the term for the ROFO Space shall be coterminous with the term of this Lease. Notwithstanding the foregoing, if Tenant exercises its Right of First Offer hereunder during the last two (2) years of the initial Term of this Lease, then the term for the entire Premises (including the ROFO Space) shall be extended for a period of five (5) additional years following the expiration of the initial Term, and the rental rate shall be at the then fair market rental value, as reasonably determined by the parties in accordance with terms of Paragraph 51 herein.

The exercise by Tenant of its rights under this Paragraph shall not be construed in any way as granting Tenant the right to vacate the Premises or to terminate the Lease of the Premises unless agreed to by Landlord in its sole and absolute discretion. The rights granted to Tenant hereunder are personal to Tenant and shall not be assignable without Landlord’s prior written consent, which Landlord may hold in its sole and absolute discretion.

(51) RENEWAL OPTION:

Provided that no event of default or sublease has ever occurred under any term or provision contained in the Lease and no condition exists which with the passage of time or the giving of notice or both would constitute an event of default either on the date Tenant exercises its Renewal Option (as defined herein) or upon the commencement of the Renewal Term (as defined herein), Tenant shall have the right and option (the “Renewal Option”) to renew the Lease for the entirety of the Premises for one (1) separate, additional five (5) year period (“Renewal Term”), by written notice (“Renewal Notice”) delivered to Landlord no later than nine (9) months prior to the expiration of the Term under the same terms, conditions and covenants contained in this Lease, except that (a) no abatements or other concessions, if any, applicable to the Term shall apply to the Renewal Term; (b) the monthly Basic Rent shall be equal to the Fair Net Effective Market Rate for comparable Class A office space being offered in the southeast Denver office submarket as of the end of the Term as determined by Landlord and Tenant as set forth hereafter (“Fair Net Effective Market Rate”); (c) Tenant shall have no Renewal Option beyond the expiration of Renewal Term; and (d) all leasehold improvements within the Premises shall be provided in their then existing condition (on an “as is” basis) at the time the Renewal Term commences. Failure by Tenant to provide the Renewal Notice within the time limits set forth herein shall constitute a waiver of such Renewal Option. In the event Tenant delivers its Renewal Notice as set forth above no later than nine (9) months prior to the expiration of the Term, Landlord and Tenant, upon written notice from Landlord, shall have a period of sixty (60) days in which to agree on the Fair Net Effective Market Rate. If they agree within that period, they shall immediately execute an amendment to the Lease stating the Monthly Base Rent for the applicable Renewal Term. If after negotiating in good faith Landlord and Tenant shall fail to agree upon such Fair Net Effective Market Rate within the sixty (60) day period, then each party shall, within ten (10) days designate by written notice to the other party one (1) licensed Colorado real estate broker with appropriate experience and of good reputation, having at least five (5) years’ experience in the southeast Denver office submarket (“Broker(s)”). The two Brokers so designated shall together determine whether Landlord’s determination of the Fair Net Effective Market Rate or Tenant’s determination of the Fair Net Effective Market Rate is closest to the Fair Net Effective Market Rate for the space in question. Landlord and Tenant shall each require the Brokers to make such determination and report it in writing to Landlord and Tenant within twenty (20) days after such selection, and each party shall use its best efforts to secure such determination within such time period. If the two selected Brokers agree as to which rate is closest, the rate agreed to shall be deemed the effective rental rate. If the two selected Brokers fail to agree pursuant to this procedure, they shall together immediately select a third Broker who shall then (within ten (10) days of the Brokers’ selection) determine which rate is closest to the Fair Net Effective Market Rate as determined by the third Broker. The third Broker shall notify Landlord and Tenant of the Broker’s determination and the rental rate selected shall be the effective rental rate. Each party will pay the fee of the Broker selected by it and one-half (‘/2) of the fee of the third Broker.

(52) ADDITIONAL EXHIBITS:

The following exhibits are attached hereto and incorporated into this Lease, in addition to previously identified Exhibits A, B, C, D, E, F, G, H and I.

(53)         FURNITURE:

The Premises currently contain, or shall contain furniture, fixtures and equipment (“FF&E”) which may be used by Tenant during the Term. Tenant has provided Landlord with a detailed space plan identifying the proposed location of each workstation, office or case goods item together with a list which details the FF&E proposed by Tenant to be used in the Premises (“Furniture Inventory List”). A copy of the Furniture Inventory List is attached hereto as Exhibit H and incorporated herein by reference. All of the furniture identified on the Furniture Inventory List shall remain the property of Landlord at the end of the Term.

(54)         STORAGE SPACE:

Landlord shall lease to Tenant, for the Storage Space Term (as defined below), space within the Building to be used and occupied by Tenant only as storage space for the FF&E identified in the Furniture Inventory List (“Storage Space”). The location of the Storage Space shall be determined in Landlord’s sole and absolute discretion provided that such space is sufficient in size to store the items listed in the Furniture Inventory List. The Storage Space shall be made available to Tenant in broom clean condition. Landlord has no obligation to make any improvement to the Storage Space and Tenant’s use of the Storage Space shall at all times be in compliance with the provisions of the Lease.

Tenant shall pay Landlord as rent for the Storage Space (the “Storage Space Rent”) for the first eighteen (18) months of the initial Term an amount equal $0.00 and for each month thereafter, an amount equal to $10.00 per square foot of the total Storage Space until the expiration of the Storage Space Term. The Storage Space Rent shall be payable as and when Monthly Base Rent is payable, commencing on the date that possession of the Storage Space is delivered to Tenant. Notwithstanding the foregoing, for purposes of calculating Tenant’s Proportionate Share, the Storage Space shall not be included in the rentable area of the Premises.

The term for the Storage Space shall commence upon the date that possession of the Storage Space is delivered to Tenant and shall expire upon the earlier of the date when: (i) Tenant elects to exercise its First Refusal Right for the ROFR Space in accordance with Paragraph 49 above, (ii) the term of the Lease has expired or is otherwise terminated in accordance with the terms of the Lease, and (iii) Tenant notifies Landlord in writing of its election to terminate its occupancy with respect to the Storage Space.

Landlord may from time to time upon thirty (30) days prior written notice to Tenant, relocate any or all of the Storage Space to other storage areas in the Building (“New Storage Space”) in which event the New Storage Space shall be deemed to be the Storage Space hereunder. Landlord shall pay the actual and reasonable expenses of physically moving Tenant’s property to the New Storage Space.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto executed this Lease as of the day and year first above written.

LANDLORD

CORPOREX INVERNESS, LLC,
a Colorado limited liability company

By	Corporex Colorado, LLC,
a Colorado limited liability company

OnCURE MEDICAL CORP., a Delaware corporation

	NAME:	David S. Chernow
Its: Chief Executive Officer

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENLIWTT TO LEASE AGREEMENT (this “Amendment”) is entered into to be effective this 20th day of March, 2008 (the “Amendment Date”) by and between CORPOREX INVERNESS, LLC, a Colorado limited liability company (“Landlord”) and ONCURE MEDICAL CORP., a Delaware corporation (“Tenant”).

RECITALS

A.                                    WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated November 29, 2007 (the “Lease”) for the use of Suite 650 situated in the office building located at 188 Inverness Drive West, Englewood, Colorado 80112 (the “Building”), as more particularly described in the Lease (the “Leased Premises”); and

B.                                    WHEREAS, the parties desire to amend the Lease upon and subject to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.                                       Final Square Footage. The Final Square Footage (as defined in Section 1 of the Lease) shall hereinafter be 12,985 rentable square feet.

2.                                       Proportionate Share of Operating Expenses. Tenant’s Proportionate Share (as defined in Section 8(a) of the Lease) shall hereinafter be 5.1976% (12,985 rentable square feet in the Leased Premises divided by 249,828 rentable square feet in the Building).

3.                                       Base Rent.. The Exhibit “D” attached to the Lease is hereby deleted in its entirety and replaced with the new Exhibit “D” attached to this Amendment.

4.                                       Full Force and Effect. The Lease, as modified herein, remains in full force and effect and is hereby ratified by Landlord and Tenant. In the event of any conflict between the Lease and this Amendment, the terms and conditions of this Amendment shall control.

5.                                       Capitalized Terms. Capitalized terms not defined herein shall have the same meaning given such term in the Lease.

6.                                       Successors and Assigns. The terms, covenants and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their successors and assigns.

7.                                  Entire Agreement. The Lease, as amended by this Amendment, contains the entire agreement of Landlord and Tenant with respect to the subject matter hereof, superseding all prior agreements, understandings, discussions and negotiations, oral or written, regarding the subject matter hereof, and may not be amended or modified except by an instrument executed in writing by Landlord and Tenant.

8.                                  Modifications. The Lease and this Amendment may not be amended or modified unless such amendment or modification shall be in writing and signed by the parties hereto.

EXHIBIT “D”

ANNUAL BASE RENT

The Annual Base Rent for the initial Term of this Lease is as follows:

YEAR	ANNUAL BASE RENT	MONTHLY BASE RENT
Lease Year 1	$26.50/RSF ($ 344,102.50)	$28,675.21
Lease Year 2	$27.50/RSF ($ 357,087.50)	$29,757.29
Lease Year 3	$28.50/RSF ($ 370,072.50)	$30,839.38
Lease Year 4	$29.50/RSF ($ 383,057.50)	$31,921.46
Lease Year 5	$30.50/RSF ($’ 396,042.50)	$33,003.54

Notwithstanding paragraph 7(a) of this Lease, the following periods are defined to be the Lease Years.

Lease Year 1	March 1, 2008 through February 28, 2009
Lease Year 2	March 1, 2009 through February 28, 2010
Lease Year 3	March 1, 2010 through February 28, 2011
Lease Year 4	March 1, 2011 through February 29, 2012
Lease Year 5	March 1, 2012 through February 28, 2013

Notwithstanding the Annual and Monthly Base Rents specified above, Tenant shall not be required to pay its Proportionate Share of Operating Expenses for the months of March, April and May, 2008. The foregoing abatement is conditioned upon Tenant’s not having committed a default under the Lease. In the event that Tenant defaults under this Lease (and such default is not cured within the applicable grace period provided for in this Lease), Tenant shall immediately pay to Landlord upon demand a sum equal to the total amount of rent abatement which has been used by Tenant as of the date of occurrence of such default; and all of the rent abatement which has not been used by Tenant as of the date of occurrence of such default shall thereby automatically terminate and become null and void, and Tenant shall thereafter pay all Rent when due under this Lease, without regard to the rental abatement provisions of this Lease.